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                                                                    Exhibit 99.1

KANA COMMUNICATIONS, INC. ANNOUNCES MANAGEMENT CHANGE

Redwood City, Calif. - January 31, 2001 - Kana Communications, Inc. (NASDAQ:
KANA), a leading provider of enterprise relationship management (eRM) solutions, today announced, effective immediately, that Brian Allen, Kana's Chief Financial Officer, has resigned for personal reasons.

Kana is actively searching for a replacement, and, in the interim, Chief Executive Officer Jay Wood will assume the role of CFO.

About Kana Communications Inc.
Kana Communications Inc., a leading provider of Web-architected enterprise relationship management (eRM) solutions, delivers a broad range of world-class, integrated e-business and interaction applications with a modular and scalable platform for both Internet and Global 2000 companies. Kana solutions deliver personal portals that offer customers, partners and the enterprise a global view of their communications and relationships. This global view includes managing the full set of communications channels such as e-mail, Web, chat, instant message, VoIP, phone and person-to-person, as well as e-business and communications applications to integrate the marketing, sales and service functions. This full-service suite enables e-businesses to compete and succeed in today's customer-driven economy. For more information about the solutions found in more than 800 companies, including seven of the ten most trafficked Web sites, please visit Kana at www.kana.com.
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Kana Communications, Kana and the Kana logo are trademarks of Kana
Communications, Inc. All other company and product names may be trademarks of their respective owners.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release that involves Kana's financial forecasts, projections, expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. These statements include statements about Kana's strategies in the marketplace, its market position and its relationship with customers. All forward-looking statements included in this release are based upon information available to Kana as of the date of the release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, competition, the successful integration of Silknet, increased competition due to Kana's expanded product offering, risks associated with the evolving and varying demand for eRM, eCRM, customer communication and similar software, our ability to expand our operations, acceptance of email and the Internet as a communications medium, litigation over property rights, and general economic factors. These and other factors are risks associated with our business that may affect our operating results are discussed in the Company's filings with the Securities and Exchange Commission (``SEC''), including our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

For more Information:

Jason Cigarran
Kana Communications, Inc.
603-222-1543
jcigarran@kana.com
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